Exhibit 99.1

                             Financial Update by CFO

                               September 18, 2003

As is usual for the third month of a quarter, we currently have quite a few systems in various stages of installation and test at customer sites. However, unless something unexpected happens, it appears that the systems included in our revenue guidance for 3Q03 are on schedule to complete installation and be accepted. So, we continue to believe that the results for the current quarter will be consistent with the comments made in the 2Q03 earnings release teleconference call and last month's CFO update. We are still anticipating revenue for 3Q03 to be up by about 5% sequentially from 2Q03. Gross margin looks to improve even more than last month's guidance and could come in slightly less than our long-term financial model goal of 50%, based on the projected product mix for the quarter. Operating expenses for 3Q03 still look to be up around 5%-10%, on an absolute dollar basis, in comparison with 2Q03, primarily due to greater spending to meet the increased laser processing commitments, seasonal trade show expenses, and increased Sarbanes/Oxley compliance costs. In the tax area, we now anticipate an income tax credit of around $200 thousand for 3Q03, primarily due to a reversal of deferred tax assets reserves in Japan because of improved long-term business prospects in Japan. Cash flow expectation continues to improve and is expected to be positive.

For the full year of 2003, the comments made in the 2Q03 earnings release teleconference call and last month's CFO update continue to appear to remain generally valid. Annual revenue growth could achieve greater than 45% compared with 2002. Operating expenses continue to look to be favorable and down about 5%-10% for the year, on an absolute dollar basis, compared to 2002, excluding that year's special charges. The projected tax impact for the year still looks to reflect jurisdictional effects, as the projected revenue from Japan grows. Because of the expected 3Q03 tax credit position mentioned above, our new estimated tax rate for the year is about 10%. We continue to anticipate that cash flow should be positive for the year. Our goal for 2003 remains to outperform our near-term financial model, which calls for gross margin of 40% and breakeven operating margin. Our long-term financial model has gross margin of 50% or greater and operating margin of 15% or greater, which we hope to achieve in 2004.

Additionally, for 2004, the projected financials still indicate Ultratech could achieve annual revenue growth on the order of 30% over 2003. Operating expenses continue to look to be up about 10%-15% for the year, on an absolute dollar basis, compared to 2003. The projected tax rate for the year still looks to be about 10%. Cash flow for the year still is anticipated to be positive.

Safe Harbor Statement
---------------------

Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as the cyclicality in the nanotechnology and semiconductor industries, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the company's systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the laser thermal processing operation, sole or limited sources of supply, international sales, customer concentration, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies, the outbreak of Severe Acute Respiratory Syndrome (SARS) and any adverse effects of terrorist attacks or military actions in the United States or elsewhere on the economy in general or our business in particular. Such risks and uncertainties are described in the company's SEC reports including the company's Annual Report on Form 10-K filed for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2003.